Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries Reports Financial Results
For 2012 First Quarter

-- First Quarter Net Sales Increases 7% on Increased Units Shipped;
Net Income Impacted by Product Mix and Higher Effective Tax Rate--

VAN NUYS, CALIFORNIA -- April 27, 2012 -- Superior Industries International, Inc. (NYSE:SUP) today announced net income of $6.7 million, or $0.25 per diluted share, for the first quarter of 2012. This compares with net income of $8.1 million, or $0.29 per diluted share, for the first quarter of 2011.

Net sales for the 2012 first quarter increased $13.0 million, or 7 percent, to $202.5 million from $189.5 million in the comparable period a year ago, while unit shipments increased 11 percent to 3.1 million from 2.8 million last year.  Gross profit in the first quarter of 2012 was $17.1 million, or 8.5 percent of net sales, compared with $16.9 million, or 8.9 percent of net sales, in the comparable period a year ago.

The company said the increase in gross profit reflected the benefit of higher unit sales volume and some improvement in overall cost performance. However, the slight decline in gross margin rate continues to show the impact of product mix changes resulting from competitive program bidding during the 2009 industry downturn. High capacity utilization continued to result in certain factory costs, such as repairs, maintenance and supplies, exceeding those incurred in the first quarter of 2011. The cost for wheel development activities also was higher.

“As the automotive sector continues to recover and we operate in a period of improving industry demand and sustained high capacity utilization, I am pleased with the improved operating stability we are beginning to capture,” said Steven J. Borick, Chairman, Chief Executive Officer and President. “Our factories performed extremely well in Mexico, and while we met very challenging volume requirements in our U.S. plants, there are still many steps to take in order to gain the improved cost leverage we believe is possible in our facilities. We remain fully committed to take necessary actions to improve the performance of our mid-west operations, where our challenges and improvement opportunities are the greatest.”

The unit volume of wheels shipped increased 11 percent, while the average unit selling price decreased 3 percent to $65.58 per wheel in the current year period from $67.81 per wheel in the first quarter of 2011. A change in average aluminum price, which generally is passed through to customers, along with weakening of the Mexican Peso, were the primary drivers of the 3 percent decrease in the average selling price of the company's products. The increase in unit sales volume caused the company to continue to operate at full capacity during the quarter to meet customer demand, and as a result, incur higher levels of manufacturing cost. While higher labor expense in the 2012 first quarter also reflected the increase in unit volume when compared with the first quarter of last year, productivity measured in terms of wheels produced per labor hour improved.

Selling, general and administrative expenses for the 2012 first quarter increased $200,000 to $6.9 million, or 3 percent of net sales, from $6.7 million, or 4 percent of net sales, for the comparable period in 2011.  The 2012 period included increases in certain professional fees and depreciation expense, somewhat offset by lower labor and fringe benefit costs.

Income from operations for both the first quarter of 2012 and 2011 was $10.2 million, or 5 percent of net sales, for each period.

The income tax provision for the first quarter of 2012 was $4.1 million, or 38 percent of pretax income, versus $3.1 million, or 28 percent of pretax income, for the prior year comparable period. The 2012 effective tax rate was unfavorably affected by the impact of changes in liabilities for uncertain tax positions, partially offset by favorable impacts of foreign income taxed at rates other than the statutory rate and foreign tax credits.

Balance Sheet
At March 25, 2012, working capital was $342.4 million, including cash, cash equivalents and short-term investments of $198.0 million. At December 31, 2011, working capital was $335.7 million, including cash, cash equivalents and short-term investments of $192.9 million. Superior has no bank or other interest bearing debt.

Conference Call
Superior will host a conference call beginning at 10 a.m. PT (1 p.m. ET) on Friday, April 27, 2012 that will be broadcast on the company's website, www.supind.com. Interested parties are invited to listen to the webcast. In addition, a PowerPoint presentation will be posted on the company's website and referred to during the conference call. The webcast replay will be available at the same internet address approximately one hour after the conclusion of the conference call and archived for approximately one year.

During the conference call, the company's management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries
Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, Chrysler, Ford, General Motors, Mitsubishi, Nissan, Subaru, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include, but are not limited to, continued recovery in the automotive sector and improved industry demand, improved operating stability and the possibility of improved cost leverage in older facilities are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's

Annual Report on Form 10-K for 2011. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Income Statements (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended
	March 25,	March 27,
	2012	2011
Net Sales	$202,457	$189,534

Cost of Sales	185,349	172,657
Gross Profit	17,108	16,877

Selling and Administrative Expenses	6,885	6,692
Income From Operations	10,223	10,185

Interest Income, net	300	291
Other Income (Expense), net	341	691
Income Before Income Taxes	10,864	11,167

Provision for Income Taxes	(4,131)	(3,113)
Net Income	$6,733	$8,054

Income Per Share:
Basic	$0.25	$0.30
Diluted	$0.25	$0.29

Weighted Average and Equivalent Shares Outstanding for Income Per Share:

Basic	27,170,000	26,870,000
Diluted	27,327,000	27,311,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	March 25,	December 31,
	2012	2011
Current Assets	$415,048	$404,283
Property, Plant and Equipment, net	150,182	145,747
Investments and Other Assets	41,726	43,201
	$606,956	$593,231

Current Liabilities	$72,649	$68,550
Long-Term Liabilities	68,179	64,166
Shareholders' Equity	466,128	460,515
	$606,956	$593,231